EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Prospect Global Resources Inc. dated December 2, 2011 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: December 2, 2011		Date: December 2, 2011

Very Hungry LLC		Hexagon, LLC

By:	/s/ Brian Fleischmann	By:	/s/ Brian Fleischmann

	Brian Fleischmann		Brian Fleischmann
	Manager		Executive Vice President